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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*

                                 Fred's, Inc.
------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   356108100
------------------------------------------------------------------------------
                                (CUSIP Number)

                              September 24, 1998
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
|_| Rule 13d-1(b)
|X| Rule 13d-1(c)
|_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------
CUSIP NO.  356108100
------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS (entities only)

         Gabriel Capital, L.P.
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
         (SEE INSTRUCTIONS)                                            (b) |_|

------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------
                       5       SOLE VOTING POWER

                       -------------------------------------------------------
      NUMBER OF        6       SHARED VOTING POWER
       SHARES                            *
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         7       SOLE DISPOSITIVE POWER
        EACH
      REPORTING        -------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER
         WITH                            *
                       -------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         *
------------------------------------------------------------------------------

------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
         SHARES (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   *
------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   PN
------------------------------------------------------------------------------

*  See Attachment A.

-------------------
CUSIP NO. 356108100
------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS (entities only)

         Ariel Fund Limited
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
         (SEE INSTRUCTIONS)                                            (b) |_|

------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
------------------------------------------------------------------------------
                      5       SOLE VOTING POWER

      NUMBER OF       --------------------------------------------------------
       SHARES         6       SHARED VOTING POWER
    BENEFICIALLY                      *
      OWNED BY        --------------------------------------------------------
        EACH          7       SOLE DISPOSITIVE POWER
      REPORTING
       PERSON         --------------------------------------------------------
         WITH         8       SHARED DISPOSITIVE POWER
                                      *
------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 *
------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
         SHARES (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                 *
------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                 CO
------------------------------------------------------------------------------

*  See Attachment A.

-------------------
CUSIP NO. 356108100
------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS (entities only)

         Ariel Management Corp.
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
         (SEE INSTRUCTIONS)                                            (b) |_|

------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------
                       5       SOLE VOTING POWER

      NUMBER OF        -------------------------------------------------------
       SHARES          6             SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY
        EACH           -------------------------------------------------------
      REPORTING        7             SOLE DISPOSITIVE POWER
       PERSON
         WITH          -------------------------------------------------------
                       8             SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             0

------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
         SHARES (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                 CO

------------------------------------------------------------------------------

-------------------
CUSIP NO. 356108100
------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS (entities only)

         J. Ezra Merkin
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
         (SEE INSTRUCTIONS)                                            (b) |_|

------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
------------------------------------------------------------------------------
                       5       SOLE VOTING POWER

      NUMBER OF        -------------------------------------------------------
       SHARES          6             SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY
        EACH           -------------------------------------------------------
      REPORTING        7             SOLE DISPOSITIVE POWER
       PERSON
         WITH          -------------------------------------------------------
                       8             SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             0

------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
         SHARES (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                 IN

------------------------------------------------------------------------------

Item 1.     (a)      Name of Issuer:

                     Fred's, Inc.

            (b)      Address of Issuer's Principal Executive Offices:

                     4300 New Getwell Road
                     Memphis, Tennessee  38118

Item 2. (a)(b)(c)Name of Person Filing; Address of Principal Business Office or, if none Residence; Citizenship:

                     This Amendment No. 1 to Schedule 13G is being filed jointly by Gabriel Capital L.P., a Delaware limited partnership ("Gabriel"), Ariel Fund Limited, a Cayman Islands corporation ("Ariel Fund"), Ariel Management Corp., a Delaware corporation ("Ariel") and the Investment Advisor of Ariel Fund, and J. Ezra Merkin ("Merkin"), the General Partner of Gabriel (collectively, the "Reporting Persons"). Merkin is also the sole shareholder, sole director and president of Ariel. The business address of each of Gabriel, Ariel and Merkin is 450 Park Avenue, New York, New York 10022 and the business address of Ariel Fund is c/o Maples & Calder, P.O. Box 309, Grand Cayman, Cayman Islands, British West Indies. Merkin is a United States citizen.

            (d)      Title of Class of Securities:

                     Common Stock

            (e)      CUSIP Number:

                     356108100

Item 3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:

            (a)[ ] Broker or Dealer registered under Section 15 of the Act
            (b)[ ] Bank as defined in section 3(a)(6) of the Act
            (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act
            (d)[ ] Investment Company registered under section 8 of the
                   Investment Company Act of 1940
            (e)[ ] An Investment Adviser in accordance with Rule 13d-1(b)(1)
                   (ii)(E)
            (f)[ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule

                     13d-1(b)(1)(ii)(F)

            (g)[ ] A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(ii)(G)
            (h)[ ] A Savings Association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act
            (i)[ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

            (j)[ ] Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4.     Ownership:

            (a)    Amount Beneficially Owned:                0

            (b)    Percent of Class:

            (c)    Number of Shares as to which such person has:

                   (i)     sole power to vote or direct the vote - 0

                   (ii)    shared power to vote or direct the vote - 0

                   (iii) sole power to dispose or direct the disposition of - 0

                   (iv) shared power to dispose or direct the disposition of - 0

            *See Attachment A

Item 5.     Ownership of Five Percent or Less of a Class:

                     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X]

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

            N/A

Item 8.     Identification and Classification of Members of the Group

            N/A

Item 9.     Notice of Dissolution of Group

            N/A

Item 10.    Certification

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature
---------

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       GABRIEL CAPITAL, L.P.

                                       By:/s/ J. Ezra Merkin
                                          ---------------------------------
                                               Title:  General Partner

                                       ARIEL FUND LIMITED

                                       By:  MEESPIERSON MANAGEMENT
                                            (CAYMAN) LIMITED

                                       By:/s/ Authorized Signatory
                                          ---------------------------------
                                          Name:  Authorized Signatory
                                          Title:

                                       ARIEL MANAGEMENT CORP.

                                       By:/s/ J. Ezra Merkin
                                          ---------------------------------
                                          Name:  J. Ezra Merkin
                                          Title:  President

                                       /s/J. Ezra Merkin
                                       ------------------------------------
                                       J. EZRA MERKIN
Dated: October 6, 1998